UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2022

ART’S-WAY MANUFACTURING CO., INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-05131	42-0920725
(Commission File Number)	(IRS Employer
Identification No.)
5556 Highway 9 Armstrong, Iowa 50514
(Address of principal executive offices) (Zip Code)

(712) 864-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock $.01 par value	ARTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 1.01         Entry into a Material Definitive Agreement.

On March 29, 2022, Art’s-Way Manufacturing Co., Inc. (the “Company”) entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with Alumni Capital LP, a Delaware limited partnership (“Alumni Capital”), pursuant to which the Company agreed to sell, and Alumni Capital agreed to purchase, upon request of the Company in one or more transactions, a number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) providing aggregate gross proceeds to the Company of up to $3,000,000 (the “Maximum”). The Purchase Agreement expires upon the earlier of the aggregate gross proceeds from the sale of shares meeting the Maximum or June 30, 2023.

Among other limitations, unless otherwise agreed upon by Alumni Capital, each sale of shares will be limited to 50,000 shares and further limited to no more than the number of shares that would result in the beneficial ownership by Alumni Capital and its affiliates, at any single point in time, of more than 9.99% of the then-outstanding shares of Common Stock. Alumni Capital will purchase the shares of Common Stock under the Agreement at a discount ranging from 3-5% of the lowest traded price of the Common Stock in the five business days preceding the Company delivering notice of the required purchase of shares to Alumni Capital.

In exchange for Alumni Capital entering into the Purchase Agreement, the Company issued 20,000 shares of Common Stock to Alumni Capital upon execution of the Purchase Agreement (the “Initial Commitment Shares”) and will issue another 20,000 shares in connection with the first closing under the Purchase Agreement (with the Initial Commitment Shares, the “Commitment Shares”). Alumni Capital represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)). The Company shares of Common Stock, including the Commitment Shares, are being offered and sold under the Purchase Agreement in reliance upon an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Purchase Agreement provides that the Company will file a registration statement under the Securities Act covering the resale of the shares issued to Alumni Capital. Alumni Capital’s obligation to purchase shares of Common Stock under the Purchase Agreement is conditioned upon, among other things, the registration statement having been declared effective by the Securities and Exchange Commission.

The Purchase Agreement contains customary representations, warranties and covenants by each of the Company and Alumni Capital. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty. Actual sales of shares of Common Stock to Alumni Capital will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. Alumni Capital has no right to require any sales by the Company, but is obligated to make purchases from the Company as it directs in accordance with the Purchase Agreement. During the term of the Purchase Agreement, Alumni Capital has covenanted not to cause or engage in any short selling or hedging of Company shares.

The net proceeds under the Purchase Agreement to the Company will depend on the frequency and prices at which the Company sells shares of its stock to Alumni Capital. The Company expects that any proceeds received by the Company from such sales to Alumni Capital under the Purchase Agreement will be used for general corporate, working capital purposes, and/or acquisitions of assets, businesses or operations.

The foregoing summary of the Purchase Agreement is qualified in its entirety by reference to the complete agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. On April 4, 2022, the Company issued a press release announcing the entry into the Purchase agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 3.02         Unregistered Sales of Equity Securities

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Common Stock Purchase Agreement, dated March 29, 2022, by and between Art’s-Way Manufacturing Co., Inc. and Alumni Capital LP.
99.1	Art’s-Way Manufacturing Co., Inc. Press Release, dated April 4, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 4, 2022

ART’S-WAY MANUFACTURING CO., INC. /s/ Michael W. Woods Michael W. Woods Chief Financial Officer